Exhibit 99

For more information, contact:
Anheuser-Busch: Terri Vogt
314.577.7750; terri.vogt@anheuser-busch.com
InBev USA: Brenda Williams
203.849.3712; bwilliams@inbev.com
InBev: Marianne Amssoms
FOR IMMEDIATE RELEASE                                              +32 16 27 67 11 marianne.amssoms@inbev.com

INBEV AND ANHEUSER-BUSCH REACH AGREEMENT
FOR EUROPEAN IMPORT BRANDS IN UNITED STATES

Anheuser-Busch to Import
Beck’s, Bass, Stella Artois, Other InBev European Brands

ST. LOUIS - Brussels (November 30, 2006) - Anheuser-Busch (NYSE: BUD) will become the exclusive U.S. importer of a number of InBev’s (Euronext: INB) premium European import brands, including Stella Artois®, Beck’s®, Bass Pale Ale®, Hoegaarden®, Leffe® and other select InBev brands, the two brewers announced today.

Effective February 1, 2007, Anheuser-Busch will import these premium brands and be responsible for their sales, promotion and distribution in the United States. These InBev brands, which had sales volumes of about 1.9 million hectoliters (or about 1.5 million barrels) in 2005, will be available to Anheuser-Busch’s U.S. wholesaler network where possible.

InBev’s Canadian brands, including Labatt Blue® and Labatt Blue Light®, as well as Brahma®, are not included in the agreement. Working closely with Labatt Breweries of Canada, InBev USA will continue to market and sell the Labatt and Brahma brands through a separate distribution network.

Terms of the agreement were not disclosed.

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Anheuser-Busch to Import InBev’s Premium European Brands
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“This agreement gives us highly-valued brands that appeal to beer drinkers looking for sophisticated imports in their beer choices,” said August A. Busch IV, president and chief executive officer of Anheuser-Busch Cos. Inc. “We live in a world with diverse cultures and lifestyles, and this provides additional variety for our consumers. These well-known import brands complement our company’s leading portfolio of American premium beers and enable our company to better compete. This is consistent with our stated strategy of enhancing our participation in the U.S. high-end beer segment.”

“By securing access to Anheuser-Busch’s world-class sales and distribution system, this agreement will enhance opportunities for U.S. consumers to experience the unique values of our premium European import brands, and further accelerate their growth,” said Carlos Brito, CEO, InBev. “This is another step in InBev’s mission to create enduring bonds with our consumers throughout the world.”

Doug Corbett, president of InBev USA, said: “InBev USA remains fully committed to the Labatt Canadian brands and to Brahma. These are great brands with a lot of potential and this agreement will allow us to focus on growing them in their markets.”

InBev is a publicly traded company (Euronext: INB) based in Leuven, Belgium. The company’s origins date back to 1366, and today it is the leading global brewer by volume. InBev’s strategy is to strengthen its local platforms by building significant positions in the world’s major beer markets through organic growth, world-class efficiency, targeted external growth, and by putting consumers first. InBev has a portfolio of more than 200 brands, including Stella Artois®, Brahma®, Beck’s®, Leffe® and Skol® - the third-largest selling beer brand in the world. InBev employs some 85,000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2005, InBev realized 11.7 billion euro revenue.

For further information visit www.InBev.com

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Anheuser-Busch to Import InBev’s Premium European Brands
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Based in St. Louis, Anheuser-Busch is the leading American brewer. The company brews the world’s largest-selling beers, Budweiser® and Bud Light®. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in Tsingtao, the No. 1 brewer in China. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2006. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and is America’s top recycler of aluminum cans. For more information, visit www.anheuser-busch.com.

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